UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2022

The Crypto Company

(Exact name of registrant as specified in its charter)

Nevada	000-55726	46-4212105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23823 Malibu Road, #50477, Malibu, CA	90265
(Address of principal executive offices)	(Zip Code)

(424) 228-9955

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

AJB February 2022 Loan Transaction

On February 24, 2022, The Crypto Company (the “Company”) borrowed funds pursuant to the terms of a Securities Purchase Agreement (the “Feb. SPA”) entered into with AJB Capital Investments, LLC (“AJB”), and issued a Promissory Note in the principal amount of $300,000 to AJB (the “Feb. Note”) in a private transaction for a purchase price of $275,000 (giving effect to an original issue discount). After payment of the fees and costs, the net proceeds to the Company were $257,000, which will be used for working capital and other general corporate purposes.

The maturity date of the Feb. Note is August 24, 2022. The Feb. Note bears interest at 10% per year, and principal and accrued interest is due on the maturity date. The Company may prepay the Feb. Note at any time without penalty. The Company’s failure to make required payments under the AJB Note or to comply with various covenants, among other matters, would constitute an event of default. Upon an event of default under the Feb. SPA or the Feb. Note, the Feb. Note will bear interest at 18%, AJB may immediately accelerate the Feb. Note due date, AJB may convert the amount outstanding under the Feb. Note into shares of Company common stock at a discount to the market price of the stock, and AJB will be entitled to its costs of collection, among other penalties and remedies.

The Company provided various representations, warranties, and covenants to AJB in the Feb SPA. The Company’s breach of any representation or warranty, or failure to comply with the covenants would constitute an event of default. Also pursuant to the Feb. SPA, the Company paid AJB a commitment fee of 60,000 unregistered shares of the Company’s common stock (the “commitment fee shares”). If, after the sixth month anniversary of closing and before the thirty-sixth month anniversary of closing, AJB has been unable to sell the commitment fee shares for $150,000, then the Company may be required to issue additional shares or pay cash in the amount of the shortfall. However, if the Company pays the Feb. Note off before its maturity date, then the Company may redeem 24,000 of the commitment fee shares for one dollar. Pursuant to the Feb. SPA, the Company also issued to AJB a common stock purchase warrant (the “warrant”) to purchase 200,000 shares of the Company’s common stock for $5.25 per share. The warrant expires on February 24, 2025. The warrant also includes various covenants of the Company for the benefit of the warrant holder and includes a beneficial ownership limitation on the holder that, in certain circumstances, may serve to restrict the holder’s right to exercise the warrant. The Company also entered into a Security Agreement with AJB pursuant to which the Company granted to AJB a security interest in substantially all of the Company’s assets to secure the Company’ obligations under the Feb. SPA, Feb. Note and warrant.

The offer and sale of the Feb. Note and the warrant was made in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on exemptions afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

February 2022 Miner Acquisitions

Effective February 24, 2022, the Company entered into two separate Purchase Agreement and Bill of Sales to purchase a total of 215 cryptocurrency miners (each, a “Purchase Agreement”) and closed upon the acquisition. The first Purchase Agreement was entered into with Bitmine Immersion Technologies, Inc. (“BIT”) whereby the Company agreed to purchase a total of 95 miners for a total purchase price of $337,500 and the second Purchase Agreement was entered into with Innovative Digital investors, LLC (“IDI”) whereby the Company agreed to purchase a total of 120 miners for a total purchase price of $696,000. In each case the Company paid one half of the purchase price at closing (effective February 25, 2022) and the other half of the purchase price is payable in accordance with a 10% unsecured promissory note delivered to each of BIT and IDI. The promissory note delivered to BIT is in the principal amount of $168,750, is payable in two installment payments, and has a maturity date of May 15, 2022. The promissory note delivered to IDI is in the principal amount of $348,000, is payable in four installment payments, and has a maturity date of October 15, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 with respect to the Feb. Note and the warrant is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRYPTO COMPANY
Date: March 2, 2022
	By:	/s/ Ron Levy
	Name:	Ron Levy
	Title:	Chief Executive Officer, Chief Operating Officer and Secretary

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